EXHIBIT 10.1

Advanced BioEnergy

8000 Norman Center Drive Suite 610

  Bloomington, MN 55437

P: 763.226.2701

F: 763.226.2725

May 4, 2018

Via Overnight Courier

South Dakota Wheat Growers Association Attn: CEO

908 Lamont Street South Aberdeen, SD 57401-5155

Via Overnight Courier

Blackwell Sanders Peper Martin LLP Attn: Jason A. Reschly

4801 Main Street, Suite 1000 Kansas City, MO 64112

RE: Notice of Partial-Termination and Non-Renewal of Grain Origination Agreement Dear Sirs:

This letter serves as notice of partial termination (herein "Notice of Termination") of that certain Grain Origination Agreement dated November 8, 2006 (the "Agreement") between the South Dakota Wheat Growers Association ("SDWGA") and ABE South Dakota, LLC, a Delaware limited liability company, which is the successor in interest to Heartland Grain Fuels , L.P. (herein collectively referred to as "ABE").

Pursuant to Section 3.1, ABE hereby elects to terminate this Agreement as it relates to the Aberdeen Plant, as defined in the Agreement , at the end of the current renewal term, which is November 8, 2019 (herein "Termination") and will not renew the term of the Agreement as it relates to the Aberdeen Plant.

Based on our review of the Agreement and ancillary agreements, we have noted various items the parties will need to address prior to the termination date. One in particular pertains to the Permanent Structures (defined below). As you are aware, both the term of the Agreement, together with the pricing as set forth in Article II (defined therein as "Pricing") of the Agreement contemplated forfeiture of the grain elevator equipment installed or constructed on or into the Aberdeen Plant (the "Permanent Structures"). The cost of installation and construction of the Permanent Equipment was part of the consideration given when the parties negotiated the Pricing. While the end of the renewal term is more than a year away, in an effort to avoid disputes and ensure a smooth transition, we would like to discuss and resolve outstanding issues pertaining to this partial termination not later than June 30, 2018. We have prepared a list of items we believe need to be addressed (attached). Accordingly, we ask that you prepare a similar list of items requiring attention. We will suggest a couple of meeting dates to address the other discussion points.

www.advancedbioenergy.com

Aberdeen, South  Dakota   •  Huron, South Dakota

Our goal is to identify the majority of discussion points with the initial lists. However, if new items requiring discussion and resolution come to either party's attention at any point during the transition, we would expect both parties to notify the other party in an effort to resolve in a timely manner.

This Notice of Termination is delivered via overnight mail at least one hundred twenty (120) days prior to the expiration of the current renewal term of the Agreement in compliance with Section 3.1 of the Agreement.

ABE South Dakota, LLC

/s/ Richard R. Peterson

By: Richard R. Peterson

Its: CEO